Exhibit (d)(2)

                             BELSTAR HIGH YIELD FUND
                              SUBADVISORY AGREEMENT

      AGREEMENT made this ______ day of __________, 2002 by and between Voyager Advisors, LLC, a Delaware Limited Liability Company (hereinafter the "Adviser"), investment adviser for the Belstar High Yield Fund (hereinafter the "Fund") and Penn Capital Management Company, Inc., a New Jersey corporation (hereinafter the "Subadviser").

      WHEREAS, the Adviser has been retained by the Fund, an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), to provide investment advisory services to the Fund pursuant to an Investment Advisory Agreement dated __________, 2002 (the "Investment Advisory Agreement"); and

      WHEREAS, the Fund's Trustees, including a majority of the Trustees who are not "interested persons," as defined in the 1940 Act, of the Fund or any party to this Subadvisory Agreement and the Fund's shareholders have approved the appointment of the Subadviser to perform certain investment advisory services for the Fund pursuant to this Subadvisory Agreement with the Adviser, and the Subadviser is willing to perform such services for the Fund;

      WHEREAS, the Subadviser is or will be registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act"), prior to performing its services for the Fund under this Agreement;

      NOW THEREFORE, in consideration of the promises and mutual convenants herein contained, it is agreed between the Adviser and the Subadviser as follows:

      1. Appointment. The Adviser hereby appoints the Subadviser to perform advisory services to the Fund for the periods and on the terms set forth in this Subadvisory Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

      2. Duties of Subadviser. The Adviser hereby authorizes Subadviser to manage the investment and reinvestment of cash and investments constituting the assets of the Fund with power on behalf of and in the name of the Fund at Subadviser's discretion; subject at all times to the supervision of the Adviser and the Trustees of the Fund, including, without limitation:

            (a) to direct the purchase, subscription or other acquisition of investments and to direct the sale, redemption, and exchange of investments, subject to the duty to render to the Trustees of the Fund, the Adviser and the Custodian written reports of the composition of the portfolio of the Fund as often as the Adviser or Trustees of the Fund shall reasonably require;

            (b) to make all decisions relating to the manner, method and timing of investment transactions, to select brokers, dealers and other intermediaries by or through whom such transactions will be effected, and to engage such consultants, analysts and experts in connection therewith as may be considered necessary or appropriate;

            (c) to direct banks, brokers or custodians to disburse funds or assets solely in order to execute investment transactions for the Fund, provided that the Subadviser shall have no other authority to direct the transfer of the Fund's funds or assets to itself or other persons and shall have no other authority over the disbursement (as opposed to investment decisions) of funds or assets nor any custody of any of the Fund's funds or assets; and

            (d) to take all such other actions as may be considered necessary or appropriate to discharge its duties hereunder; provided that any specific or general directions which the Trustees of the Fund, or the Adviser may give to the Subadviser with regard to any of the foregoing powers shall, unless the contrary is expressly stated therein, override the general authority given by this provision to the extent that the Trustees of the Fund may, at any time and from time to time, direct, either generally or to a limited extent and either alone or in concert with the Adviser or the Subadviser (provided that such directions would not cause the Subadviser to violate any fiduciary duties or any laws with regard to the Subadviser's duties and responsibilities), all or any of the same as they shall think fit and, in particular, the Adviser shall have the right to request the Subadviser to place trades through brokers and other agents of the Adviser's choice, subject to the Subadviser's judgment that such brokers or agents will provide best execution, taking into consideration factors the Subadviser deems relevant including, without limitation, the price of the security, research or other services which render that broker's services the most appropriate for the


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Subadviser's needs, the financial condition and dealing and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis; and provided further that nothing herein shall be construed as giving the Subadviser power to manage the aforesaid cash and investments in such a manner as would cause the Fund to be considered a "dealer" in stocks, securities or commodities for U.S. federal income tax purposes.

      The Adviser shall monitor and review the performance of the Subadviser under this Agreement, including but not limited to the Subadviser's performance of the duties delineated in subparagraphs (a)-(d) of this provision; provided however that nothing herein shall constitute the Subadviser as an agent of the Adviser or the Adviser as a guarantor of the performance of the Subadviser, or otherwise make the Adviser responsible for the actions of the Subadviser.

      The Subadviser further agrees that, in performing its duties hereunder, it will:

            (a) (i) comply in all material respects with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, the current Prospectus and Statement of Additional Information for the Fund supplied to the Subadviser by the Adviser, and with any applicable procedures adopted by the Trustees in writing supplied to the Subadviser by the Adviser;
(ii) manage the Fund in accordance with the investment requirements for regulated investment companies under Subchapter M of the Code and regulations issued thereunder; and (iii) direct the placement of orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker or dealer, in accordance with applicable policies expressed in the Fund's Prospectus and/or Statement of Additional Information and in accordance with applicable legal requirements;

            (b) furnish to the Fund whatever non-proprietary reports the Fund may reasonably request with respect to the Fund's assets or contemplated strategies. In addition, the Subadviser will keep the Fund and the Trustees informed of developments materially affecting the Fund's portfolio and shall, on the Subadviser's own initiative, furnish to the Fund from time to time whatever information the Subadviser believes appropriate for this purpose;

            (c) make available to the Fund's administrator, (the "Administrator"), the Adviser, and the Fund, promptly upon their request, such copies of its investment records and ledgers with respect to the Fund as may be required to assist the Adviser, the Administrator and the Fund in their compliance with applicable laws and regulations. The Subadviser will furnish the Adviser or the Trustees with such periodic and special reports regarding the Fund as they may reasonably request; and

            (d) immediately notify the Adviser and the Fund in the event that the Subadviser or any of its affiliates: (i) becomes aware that it is subject to a statutory disqualification that prevents the Subadviser from serving as an investment adviser pursuant to this Subadvisory Agreement; or (ii) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Subadviser further agrees to notify the Fund and the Adviser immediately of any material fact known to the Subadviser respecting or relating to the Subadviser that is not contained in the Fund's Registration Statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect. The Fund, Adviser, Administrator, and their affiliates shall likewise immediately notify the Subadviser if any of them becomes aware of any regulatory action of the type described in this subparagraph 2(d).

      3. Allocation of Charges and Expenses. The Subadviser shall pay all expenses associated with the management of its business operations in performing its responsibilities hereunder, including the cost of its own overhead, research, compensation and expenses of its directors, officers and employees, and other internal operating costs; provided, however, that the Subadviser shall be entitled to reimbursement on a monthly basis by the Adviser of all reasonable out-of-pocket expenses properly incurred by it in connection with serving as subadviser to the Fund. For the avoidance of doubt, the Fund shall bear or separately arrange for another to bear its own overhead and other internal operating costs (whether incurred directly or by the Adviser or the Subadviser) including, without limitation:

            (a) the costs incurred by the Fund in the preparation and printing of the Prospectus or any offering literature (including any form of advertisement or other solicitation materials calculated to lead to investors subscribing for shares);


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

            (b) all fees and expenses on behalf of the Fund to the Transfer Agent and the Custodian;

            (c) the reasonable fees and expenses of accountants, auditors, lawyers and other professional advisors to the Fund;

            (d) any interest, fee or charge payable on or on account of any borrowing by the Fund;

            (e) fiscal and governmental charges and duties relating to the purchase, sale, issue or redemption of shares and increases in authorized share capital of the Fund;

            (f) the fees of any stock exchange or over-the-counter market on which shares of the Fund may from time to time be listed, quoted or dealt in and the expenses of obtaining any such listing, quotation or permission to deal;

            (g) the fees and expenses (if any) payable to Trustees;

            (h) brokerage, fiscal or governmental charges or duties in respect of or in connection with the acquisition, holding or disposal of any of the assets of the Fund or otherwise in connection with its business;

            (i) the expenses of publishing details and prices of shares of the Fund in newspapers and other publications;

            (j) all expenses incurred in the convening of meetings of shareholders or in the preparation of agreements or other documents relating to the Fund or in relation to the safe custody of the documents of title of any investments;

            (k) all Trustees communication costs; and

            (1) all premiums and costs for Fund insurance and blanket fidelity bonds.

      4. Compensation. As compensation for the services provided by the Subadviser under this Agreement, the Adviser will pay the Subadviser at the end of each calendar month an advisory fee computed daily at an annual rate equal to
0.00 of 1% of the Fund's average daily net assets under $25 million, 0.30 of 1% of the Fund's average daily net assets greater than or equal to $25 million, and
0.38 of 1% of the Fund's average daily net assets greater than or equal to $50 million. The "average daily net assets" of the Fund shall mean the average of the values placed on the Fund's net assets as of 4:00 p.m. (New York time) on each day on which the net asset value of the Fund is determined consistent with the provisions of Rule 22c-1 under the 1940 Act and the terms of the Fund's Registration Statement. The value of net assets of the Fund shall always be determined pursuant to the applicable provisions of the Fund's Declaration of Trust and the Registration Statement. If, pursuant to such provisions, the determination of net asset value is suspended for any particular business day, then for the purposes of this Section 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of its net assets as of the close of regular trading on the New York Stock Exchange, or as of such other time as the value of the net assets of the Fund's portfolio may lawfully be determined, on that day. If the determination of the net asset value of the shares of the Fund has been so suspended for a period including any month end when the Subadviser's compensation is payable pursuant to this Section, the Subadviser's compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month). If the Fund determines the value of the net assets of its portfolio more than once on any day, then the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this Section 4.

      5. Books and Records. The Subadviser agrees to maintain such books and records with respect to its services to the Fund as are required by Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by applicable laws or regulations. The Subadviser also agrees that records it maintains and preserves pursuant to Rule 31a-2 under the 1940 Act (excluding trade secrets or intellectual property rights) in connection with its services hereunder are the property of the Fund and will be surrendered promptly to the Fund upon its request, and the Subadviser further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.


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

      6. Standard of Care and Limitation of Liability. The Subadviser shall exercise its best judgment in rendering the services provided by it under this Subadvisory Agreement. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the holders of the Fund's shares or by the Adviser in connection with the matters to which this Subadvisory Agreement relates, provided that nothing in this Subadvisory Agreement shall be deemed to protect or purport to protect the Subadviser against liability to the Fund or to holders of the Fund's shares or to the Adviser to which the Subadviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Subadviser's reckless disregard of its obligations and duties under this Subadvisory Agreement. As used in this Section 6, the term "Subadviser" shall include any officers, directors, employees or other affiliates of the Subadviser performing services for the Fund.

      In no event shall the Subadviser be liable for actions taken, or actions not taken, with respect to the performance of services under this Subadvisory Agreement based upon specific information, instructions or requests given or made to the Subadviser by the Adviser, and this Subadvisory Agreement does not in any way limit the duties and responsibilities that the Adviser has agreed to under the Investment Advisory Agreement.

      7. Services Not Exclusive. The Adviser understands that the Subadviser now acts, will continue to act and may act in the future as investment advisor to fiduciary and other managed accounts and as investment advisor to other investment companies, and, except as may be separately agreed to from time to time between the Adviser and the Subadviser, the Trust has no objection to the Subadviser so acting, provided that whenever the Fund and one or more other accounts or investment companies advised by the Subadviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a methodology believed to be equitable to each entity. The Subadviser agrees to allocate similar opportunities to sell securities. The Adviser recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Fund. In addition, the Adviser understands that the persons employed by the Subadviser to assist in the performance of the Subadviser's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Subadviser or any affiliate of the Subadviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

      8. Duration and Termination. This Agreement shall become effective as of the date of its execution and shall continue in effect for a period of up to two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Fund's Trustees or (ii) a vote of a "majority" of the outstanding voting securities (as defined in the 1940 Act) of the Fund, provided that in either event the continuance also is approved by a majority of the Fund's Trustees who are not "interested persons" (as defined in the 1940 Act) of the Fund or of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days written notice by the Adviser, by the Fund's Trustees, or by vote of holders of a majority of the Fund's shares. For a period of eighteen months from the date of execution of this Agreement, the Subadviser may terminate this Agreement, without penalty, on six months written notice. Thereafter, the Subadviser may terminate this Agreement, without penalty, on 60 days written notice. This Agreement will terminate automatically five business days after the Subadviser receives written notice of the termination of the advisory agreement between the Fund and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

      9. Amendments. No provision of this Subadvisory Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by both parties, and no material amendment of this Subadvisory Agreement shall be effective until approved by an affirmative vote of (i) a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, and
(ii) a majority of the Trustees of the Fund, including a majority of Trustees who are not interested persons of the Fund or of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law.

      10. Independent Contractor. Subadviser shall for all purposes of this Agreement be deemed to be an independent contractor and, except as otherwise expressly provided herein, shall have no authority to act for, bind or represent the Fund or Adviser in any way or otherwise be deemed to be an agent of the Fund or the Adviser.


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

Likewise, the Fund, the Adviser and their respective affiliates, agents and employees shall not be deemed agents of the Subadviser and shall have not authority to bind Subadviser.

      11. Use of Name. (a) The Fund may, subject to sub-clause (b) below, use the name, "Penn Capital Management Company, Inc." or "Penn Capital" for promotional purposes only for so long as this Agreement (or any extension, renewal or amendment thereof) continues in force, unless the Subadviser shall specifically consent in writing to such continued use thereafter. Any permitted use by the Fund during the term hereof of the name of the Subadviser or Penn Capital shall in no way prevent the Subadviser or any of it shareholders or any of their successors, from using or permitting the use of such name (whether singly or in any combination with any other words) for, by or in connection with an entity or enterprise other than the Fund. The name and right to the name Penn Capital Management Company, Inc. or any derivation of the name Penn Capital shall at all times be owned and be the sole and exclusive property of Penn Capital and its affiliated entities. Penn Capital Management Company, Inc., by entering into this Agreement, is allowing the Fund to use the name Penn Capital Management Company, Inc. and/or Penn Capital solely by or on behalf of the Fund. At the conclusion of this Agreement or in the event of any termination of this Agreement or if the Subadviser's services are terminated for any reason, each of the authorized parties and their respective employees, representatives, affiliates, and associates agree that they shall immediately cease using the name Penn Capital Management Company, Inc. and/or Penn Capital of said name for any purpose whatsoever.

            (b) The Adviser and its affiliates shall not publish or distribute, and shall cause the Fund not to publish or distribute to Fund shareholders, prospective investors, sales agents or members of the public any disclosure document, offering literature (including any form of advertisement or other solicitation materials calculated to lead investors to subscribe for and purchase shares of the Fund) or other document referring by name to the Subadviser or any of its affiliates, unless the Subadviser shall have consented in writing to such references in the form and context in which they appear; provided however, that where the Fund timely seeks to obtain approval of disclosure contained in any documents required to be filed by the Fund, and such approval is not forthcoming on or before the date on which such documents are required by law to be filed, the Subadviser shall be deemed to have consented to such disclosure.

      12. Miscellaneous.

            (a) This Subadvisory Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder. In the event of any litigation in which the Adviser and the Subadviser are adverse parties and there are no other parties to such litigation, such action shall be brought in the United States District Court for the State of New York, located in New York, New York.

            (b) The captions of this Subadvisory Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

            (c) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

      13. Notices. Any notice, instruction or other instrument required or permitted to be given hereunder may be delivered in person to the offices of the parties during normal business hours, or delivered or sent by prepaid registered mail, express mail or by facsimile to the parties at such offices or such other address as may be notified by either party from time to time. Such notice, instruction or other instrument shall be deemed to have been served, in the case of a registered letter at the expiration of seventy-two (72) hours after posting; in the case of express mail, within twenty-four (24) hours after dispatch; and in the case of facsimile, immediately on dispatch, and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery or transmission when normal business hours commence. Evidence that the notice, instruction or other instrument was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

      14. Non-Solicitation. Adviser, its affiliates and their respective agents (including brokers engaged in marketing and selling shares of the Fund), and each of their employees and affiliates agree not to knowingly solicit to invest in the Fund any persons or entities who are clients of or investors in any fund or investment vehicle managed by any entity owned or affiliated with Penn Capital Management Company, Inc.


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

      15. Privacy. Notwithstanding any provision herein to the contrary, each party agrees not to use or disclose nonpublic personal information of customers and consumers of the Fund for any purpose other than performance of its responsibilities and duties under this Subadvisory Agreement or as required or permitted by applicable law, including, without limitation, Regulation S-P of the SEC.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of _______________, 2002.

                                      VOYAGER ADVISORS, LLC

                                      By:  _____________________________________
                                           ROBERT J. ADLER
                                           President

                                      PENN CAPITAL MANAGEMENT COMPANY, INC.

                                      By:  _____________________________________
                                           RICHARD A. HOCKER
                                           Chief Investment Officer


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